UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT
                       Pursuant to Section 13 or 15(d) of

                       the Securities Exchange Act of 1934


         Date of Report (Date of earliest event reported): July 6, 2001


                               CALPINE CORPORATION

                            (A Delaware Corporation)

                        Commission File Number: 001-12079

                  I.R.S. Employer Identification No. 77-0212977


                           50 West San Fernando Street

                           San Jose, California 95113

                            Telephone: (408) 995-5115

ITEM 5.       OTHER EVENTS

     On July 6, 2001, Calpine Corporation, the San Jose, Calif.-based independent power company, announced that it has entered into a binding agreement with Pacific Gas and Electric Company (PG&E) to modify and assume all of Calpine's Qualifying Facility (QF) contracts with PG&E, subject to approval by the U. S. Bankruptcy Court for the Northern District of California, which is scheduled for July 12, 2001.


ITEM 7.       FINANCIAL STATEMENTS AND EXHIBITS

(a)  Not applicable.

(b)  Not applicable.

(c)  Exhibits.

     99.0 Press release dated July 6, 2001, announcing the modification and assumption of Calpine's California QF Contracts by PG&E.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                               CALPINE CORPORATION


                         By: /s/ Charles B. Clark, Jr.
                             -------------------------
                              Charles B. Clark, Jr.
                          Vice President and Controller
                            Chief Accounting Officer
July 9, 2001

EXHIBIT 99.0

                                             NEWS RELEASE Contact:  408/995-5115
                                        Media Relations:  Bill Highlander, X1244
                                        Investor Relations:  Rick Barraza, X1125


                PG&E TO ASSUME CALPINE'S CALIFORNIA QF CONTRACTS
                   Calpine to Receive all Past Due Receivables

     (SAN JOSE, CALIF.) July 6, 2001 - Calpine Corporation [NYSE:CPN], the San Jose, Calif.-based independent power company, announced today that it has entered into a binding agreement with Pacific Gas and Electric Company (PG&E) to modify and assume all of Calpine's Qualifying Facility (QF) contracts with PG&E. Calpine and PG&E today filed a stipulation with the U.S. Bankruptcy Court for the Northern District of California (Bankruptcy Court) seeking authorization for PG&E to assume the modified Calpine QF contracts. The Bankruptcy Court is scheduled to approve the agreement on July 12, 2001.

     Under the terms of the agreement, Calpine will continue to receive its contractual capacity payments plus a five-year fixed energy price component of approximately 5.37 cents per kilowatt-hour, which is consistent with the recent California Public Utilities Commission Decision No. 01-06-015. In addition, all past due receivables under the QF contracts will be elevated to administrative priority status and paid to Calpine, with interest, upon the effective date of a confirmed plan of reorganization. Administrative claims enjoy priority over payments made to the general unsecured creditors. As of April 6, 2001, Calpine had recorded approximately $267 million in accounts receivable with PG&E under its QF contracts.

     QF facilities are an integral part of California's energy market, representing more than 20 percent of the state's power supply. Calpine's 11 QF projects provide close to 600 megawatts of electricity to Northern California customers.

     James Macias, Calpine senior vice president, states, "Calpine is the first power company to modify its QF contracts with PG&E to ensure that Northern California consumers will continue to benefit from these affordable and reliable energy resources. As the state's leading developer of modern energy facilities, we remain committed to California's power industry."

     Calpine will host a conference call to discuss the PG&E agreement today at 8:30 am Pacific Daylight Time (11:30 am Eastern Daylight Time). The call is available in a listen-only mode by dialing 1-800-370-0906 five minutes prior to the start of the conference call. International callers should dial 1-973-872-3100. In addition, Calpine will simulcast the conference call live via the Internet today. The webcast can be accessed and will be available for 30 days on the investor relations page of Calpine's website at www.calpine.com.

     Based in San Jose, Calif., Calpine Corporation is dedicated to providing customers with reliable and competitively priced electricity. Calpine is focused on clean, efficient, natural gas-fired generation and is the world's largest producer of renewable geothermal energy. Calpine has launched the largest power development program in North America. To date, the company has approximately 34,000 megawatts of base load capacity and 7,200 megawatts of peaking capacity in operation, under construction, pending acquisition and in announced development in 29 states, the UK and Canada. The company was founded in 1984 and is publicly traded on the New York Stock Exchange under the symbol CPN. For more information about Calpine, visit its website at www.calpine.com.

     This news release discusses certain matters that may be considered "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the intent, belief or current expectations of Calpine Corporation ("the Company") and its management. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties that could materially affect actual results such as, but not limited to, (i) changes in government regulations, including pending changes in California, and anticipated deregulation of the electric energy industry, (ii) commercial operations of new plants that may be delayed or prevented because of various development and construction risks, such as a failure to obtain financing and the necessary permits to operate or the failure of third-party contractors to perform their contractual obligations, (iii) cost estimates are preliminary and actual cost may be higher than estimated, (iv) the assurance that the Company will develop additional plants, (v) a competitor's development of a lower-cost generating gas-fired power plant, and (vi) the risks associated with marketing and selling power from power plants in the newly competitive energy market. Prospective investors are also cautioned that the California energy environment remains volatile, especially in light of Pacific Gas and Electric Company's Chapter 11 bankruptcy filing, including uncertainties and delays inherent in the bankruptcy process, where the court sits as a court of equity and must reconcile the competing interests of multiple parties. The Company's management is working closely with a number of parties to resolve the current uncertainty, while protecting the Company's interests. Management believes that a final resolution will not have a material adverse impact on the Company. Prospective investors are also referred to the other risks identified from time to time in the Company's reports and registration statements filed with the Securities and Exchange Commission.